Exhibit 99.1

Human Nutrition & Health | Animal Nutrition & Health | Specialty Products

Balchem Corporation Reports Third Quarter 2026 Financial Results

Montvale, NJ, October 23, 2026 - Balchem Corporation (NASDAQ: BCPC) today reported financial results for its 2026 fiscal third quarter ended September 30, 2026. For the quarter, the Company reported net sales of $290.7 million, net earnings of $46.7 million, adjusted EBITDA(a) of $80.3 million, and free cash flow(a) of $57.9 million.

Ted Harris, Chairman, President and CEO of Balchem, said, “Balchem delivered another excellent quarter, with healthy growth across all three of our reporting segments and record consolidated quarterly net sales, net earnings, and adjusted EBITDA.”

Third Quarter 2026 Financial Highlights:
•Net sales were $290.7 million, an increase of 8.6% from the prior year quarter.
•GAAP net earnings were $46.7 million, an increase of 16.0% from the prior year quarter.
•Adjusted EBITDA was $80.3 million, an increase of 12.4% from the prior year quarter.
•GAAP earnings per share were $1.46 compared to $1.24 in the prior year quarter and adjusted earnings per share(a) were $1.57 compared to $1.35 in the prior year quarter.
•Cash flows from operations were $69.8 million, with free cash flow of $57.9 million.
•Sales and earnings from operations growth in all three of our reporting segments.
Recent Highlights:
•At the upcoming SupplySide Global trade show, we will showcase several of our latest Human Nutrition and Health technologies and innovations, including new science supporting VitaCholine®, K2VITAL™, Optifolin+® and OptiMSM®, as well as advances in performance nutrition and functional food and beverage applications. These innovations highlight the strength of our pipeline and our continued focus on developing differentiated, science-backed solutions that address important human health and wellness trends.
•Balchem repurchased approximately $28 million of common stock during the third quarter and approximately $127 million over the trailing twelve months, reflecting the Company's balanced capital allocation strategy and commitment to long-term shareholder value creation.
Mr. Harris added, “With strong results through the first nine months of the year and a healthy balance sheet, Balchem is well positioned to continue executing our strategic growth initiatives, and we remain excited about the future of our company.”

5 Paragon Drive Montvale, NJ 07645 balchem.com	p.845.326.5600 f. 845.326.5702

Balchem Corporation (NASDAQ:BCPC)

Results for Period Ended September 30, 2026 (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net sales	$290,658	$267,558	$845,364	$773,544
Gross margin	105,714	95,453	310,481	276,734
Operating expenses	43,277	40,874	133,197	119,698
Earnings from operations	62,437	54,579	177,284	157,036
Interest and other expenses	2,393	2,535	6,937	8,041
Earnings before income tax expense	60,044	52,044	170,347	148,995
Income tax expense	13,316	11,755	38,719	33,375
Net earnings	$46,728	$40,289	$131,628	$115,620

Diluted net earnings per common share	$1.46	$1.24	$4.09	$3.54

Adjusted EBITDA(a)	$80,297	$71,447	$232,522	$206,961
Adjusted net earnings(a)	$50,350	$43,982	$141,437	$125,560
Adjusted net earnings per common share(a)	$1.57	$1.35	$4.40	$3.84

Shares used in the calculations of diluted and adjusted net earnings per common share	32,032	32,595	32,181	32,702

(a)	See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

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Balchem Corporation (NASDAQ:BCPC)

Financial Results for the Third Quarter of 2026:
The Human Nutrition and Health segment generated record quarterly sales of $188.2 million, an increase of $14.1 million, or 8.1%, compared to the prior year quarter. The increase was driven by higher sales within both the nutrients business and the food ingredients and solutions businesses. Record earnings from operations for this segment of $45.6 million increased $4.8 million, or 11.8%, compared to $40.8 million in the prior year quarter, primarily due to the aforementioned higher sales and favorable mix, partially offset by higher operating expenses. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets and other adjustments, record adjusted earnings from operations(a) for this segment were $48.9 million, compared to $44.1 million in the prior year quarter, an increase of 10.9%.
The Animal Nutrition and Health segment generated quarterly sales of $63.0 million, an increase of $6.6 million, or 11.7%, compared to the prior year quarter. The increase was driven by higher sales in both the monogastric and ruminant species markets. Third quarter earnings from operations for this segment of $6.8 million increased $3.1 million, or 82.8%, compared to $3.7 million in the prior year quarter, primarily due to the aforementioned higher sales and favorable mix, partially offset by certain higher manufacturing input costs. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets and other adjustments, adjusted earnings from operations for this segment were $7.0 million compared to $4.0 million in the prior year quarter, an increase of 73.6%.
The Specialty Products segment generated quarterly sales of $37.3 million, an increase of $1.6 million, or 4.5%, compared to the prior year quarter, due to higher sales in the performance gases business. Earnings from operations for this segment of $12.3 million increased $0.8 million, or 6.6%, compared to $11.5 million in the prior year quarter, primarily driven by the aforementioned higher sales and favorable mix, partially offset by higher operating expenses. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets and other adjustments, adjusted earnings from operations for this segment were $13.1 million, compared to $12.7 million in the prior year quarter, an increase of 3.0%.
Consolidated quarterly gross margin of $105.7 million increased by $10.3 million, or 10.7%, compared to $95.5 million for the prior year comparable period. Gross margin as a percentage of sales was 36.4% compared to 35.7% in the prior year period, an increase of 70 basis points, primarily due to sales growth, favorable mix and manufacturing efficiencies, partially offset by certain higher manufacturing input costs. Operating expenses of $43.3 million for the quarter increased $2.4 million from the prior year comparable quarter, primarily due to higher compensation-related costs, partially offset by the net favorable impact of certain discrete items.
Net interest expense was $1.9 million and $2.6 million in the third quarters of 2026 and 2025, respectively. The decrease in interest expense was primarily due to lower outstanding borrowings and lower interest rates. Our effective tax rates for the three months ended September 30, 2026 and 2025 were 22.2% and 22.6%, respectively. The decrease in the effective tax rate was primarily due to higher favorable adjustments related to the filing of the prior year federal tax return and a higher foreign-derived intangible income deduction benefit, partially offset by an increase in certain state taxes.
Third quarter cash flows provided by operating activities were $69.8 million and free cash flow was $57.9 million. Net working capital of $240.8 million as of September 30, 2026 included a cash balance of $66.3 million. Significant cash payments during the quarter included net debt payments of $28.0 million, income taxes paid of $27.8 million, repurchases of common stock of $27.4 million, and capital expenditures and intangible assets acquired of $12.5 million. Outstanding debt on our revolving loan was $124.0 million as of September 30, 2026 and our net debt (b) was $57.7 million, with an overall leverage ratio (c) on a net debt basis of 0.2 times.
Mr. Harris said, “The Balchem team delivered another strong quarter in Q3 of 2026, and we remain confident in the long-term growth outlook for our company as we continue to execute our strategic growth initiatives.”

(b)	Net debt is defined as the outstanding balance on our revolving loan less cash and cash equivalents.
(c)	Leverage ratio is defined as net debt divided by trailing twelve months adjusted EBITDA.

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Balchem Corporation (NASDAQ:BCPC)

Quarterly Conference Call

A quarterly conference call will be held on Friday, October 23, 2026, at 11:00 AM Eastern Time (ET) to review third quarter 2026 results. Ted Harris, Chairman, President and CEO and Martin Bengtsson, CFO, will host the call. Institutional investors, analysts and other members of the financial community are invited to join the live call by dialing +1-833-461-5787 (USA/Canada toll free) or +1-585-542-9983 (International Toll), and referencing Meeting ID: 831870284, five minutes prior to the scheduled start time of the conference call. Investors and the public are invited to listen to the live webcast at https://events.q4inc.com/attendee/831870284. The conference call will be available for replay shortly after the conclusion of the call at https://events.q4inc.com/attendee/831870284 for one year.

Segment Information

Balchem Corporation reports three business segments: Human Nutrition and Health, Animal Nutrition and Health, and Specialty Products. The Human Nutrition and Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition and Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged performance gases for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. Sales and production of products outside of our reportable segments and other minor business activities are included in "Other and Unallocated".

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our expectation or belief concerning future events that involve risks and uncertainties. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "forecast," "outlook," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," or the negative thereof or variations thereon or similar expressions generally intended to identify forward-looking statements. Forward-looking statements may relate to such matters as projections of revenue, margins, expenses, tax provisions, earnings, cash flows, benefit obligations, dividends, share repurchases or other financial items; any statements of the plans, strategies and objectives of management for future operations, including those relating to any statements concerning expected development, performance or market share relating to our products and services; any statements regarding future economic conditions or our performance; any statements regarding pending investigations, claims or disputes; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. These statements are based on the Company's currently available information and our current assumptions, expectations and projections about future events. They are subject to future events, risks and uncertainties - many of which are beyond the Company’s control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Important factors and other risks that may affect the Company's business or that could cause actual results to differ materially are included in filings the Company makes with the U.S. Securities and Exchange Commission from time to time, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K, and in its other SEC filings. Reference should be made to such factors and all forward-looking statements are qualified in their entirety by the above cautionary statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Jacqueline Yarmolowicz, Balchem Corporation (Telephone: 845-326-5600)

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Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data (unaudited)
($ in 000’s)

Business Segment Net Sales:	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Human Nutrition and Health	$188,227	$174,088	$536,749	$493,318
Animal Nutrition and Health	62,990	56,376	189,633	169,681
Specialty Products	37,294	35,683	112,532	106,143
Other (d)	2,147	1,411	6,450	4,402
Total	$290,658	$267,558	$845,364	$773,544

(d) Other consists of a few minor businesses which individually do not meet the quantitative thresholds for separate presentation.

Business Segment Earnings Before Income Taxes:	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Human Nutrition and Health	$45,633	$40,831	$128,034	$117,147
Animal Nutrition and Health	6,789	3,713	17,708	12,463
Specialty Products	12,301	11,534	37,129	32,388
Other and Unallocated (e)	(2,286)	(1,499)	(5,587)	(4,962)
Interest and other expenses	(2,393)	(2,535)	(6,937)	(8,041)
Total	$60,044	$52,044	$170,347	$148,995

(e) Other and Unallocated consists of a few minor businesses which individually do not meet the quantitative thresholds for separate presentation and corporate expenses that have not been allocated to a segment. Unallocated corporate expenses consist of transaction and integration costs of $578 and $1,495 for the three and nine months ended September 30, 2026, respectively, and $333 and $1,227 for the three and nine months ended September 30, 2025, respectively.

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Balchem Corporation (NASDAQ:BCPC)

Selected Balance Sheet Items
(Dollars in thousands)	September 30, 2026	December 31, 2025
	(unaudited)

Cash and cash equivalents	$66,264	$74,570
Accounts receivable, net	145,635	143,596
Inventories	177,006	131,449
Other current assets	15,972	15,999
Total current assets	404,877	365,614

Property, plant and equipment, net	306,135	306,648
Goodwill	807,487	816,375
Intangible assets with finite lives, net	147,366	163,289
Right of use assets	17,683	16,192
Other assets	20,024	18,134
Total non-current assets	1,298,695	1,320,638

Total assets	$1,703,572	$1,686,252

Current liabilities	$164,115	$176,384
Revolving loan	124,000	164,000
Deferred income taxes	52,273	54,143
Other long-term obligations	36,407	34,312
Total liabilities	376,795	428,839

Stockholders' equity	1,326,777	1,257,413

Total liabilities and stockholders' equity	$1,703,572	$1,686,252

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Balchem Corporation (NASDAQ:BCPC)

Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net earnings	$131,628	$115,620
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	37,100	33,969
Stock compensation expense	16,316	14,298
Other adjustments	3,037	(1,692)
Changes in assets and liabilities	(31,537)	(12,914)
Net cash provided by operating activities	156,544	149,281

Cash flows from investing activities:
Capital expenditures and intangible assets acquired	(29,605)	(27,275)
Cash paid for acquisitions, net of cash acquired	—	(323)
Proceeds from the sale of assets	7	267
Investment in affiliates	(155)	(144)
Net cash used in investing activities	(29,753)	(27,475)

Cash flows from financing activities:
Proceeds from revolving loan	88,000	70,000
Principal payments on revolving loan	(128,000)	(106,000)
Principal payments on finance leases	(153)	(145)
Cash paid for financing costs	(1,943)	—
Proceeds from stock options exercised	11,589	6,867
Dividends paid	(30,773)	(28,276)
Repurchases of common stock	(71,925)	(54,008)
Net cash used in financing activities	(133,205)	(111,562)

Effect of exchange rate changes on cash	(1,892)	5,334

(Decrease) increase in cash and cash equivalents	(8,306)	15,578

Cash and cash equivalents, beginning of period	74,570	49,515
Cash and cash equivalents, end of period	$66,264	$65,093

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Balchem Corporation (NASDAQ:BCPC)
Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted diluted per share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, free cash flow, net debt, and leverage ratio. The non-GAAP financial measures disclosed by the Company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain equity compensation, nonqualified deferred compensation plan expense (income), and certain one-time or unusual transactions. Detailed non-GAAP adjustments are described in the reconciliation tables below and also explained in the related footnotes. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Investors should not consider non-GAAP measures as alternatives to the related GAAP measures.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Table 1
(unaudited)
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Reconciliation of adjusted gross margin
GAAP gross margin	$105,714	$95,453	$310,481	$276,734
Amortization of intangible assets and finance leases (1)	715	739	2,162	2,156
Adjusted gross margin	$106,429	$96,192	$312,643	$278,890

Reconciliation of adjusted earnings from operations
GAAP earnings from operations	$62,437	$54,579	$177,284	$157,036
Amortization of intangible assets and finance leases (1)	4,333	4,394	13,137	12,819
Transaction and integration costs (2)	578	333	1,495	1,227
Nonqualified deferred compensation plan expense (3)	(45)	404	572	839
Restructuring costs (4)	—	—	—	(192)
Adjusted earnings from operations	$67,303	$59,710	$192,488	$171,729

Reconciliation of adjusted net earnings
GAAP net earnings	$46,728	$40,289	$131,628	$115,620
Amortization of intangible assets and finance leases (1)	4,433	4,467	13,381	13,035
Transaction and integration costs (2)	578	333	1,495	1,227
Restructuring costs (4)	—	—	—	(192)
Income tax adjustment (5)	(1,389)	(1,107)	(5,067)	(4,130)
Adjusted net earnings	$50,350	$43,982	$141,437	$125,560

Adjusted net earnings per common share - diluted	$1.57	$1.35	$4.40	$3.84

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Balchem Corporation (NASDAQ:BCPC)

Table 2
(unaudited)

Reconciliation of GAAP Net Earnings to EBITDA and to Adjusted EBITDA
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net earnings - as reported	$46,728	$40,289	$131,628	$115,620
Add back:
Provision for income taxes	13,316	11,755	38,719	33,375
Interest and other expenses	2,393	2,535	6,937	8,041
Depreciation and amortization	12,288	11,481	36,855	33,753
EBITDA	74,725	66,060	214,139	190,789
Add back:
Non-cash compensation expense related to equity awards	5,039	4,650	16,316	14,298
Transaction and integration costs (2)	578	333	1,495	1,227
Nonqualified deferred compensation plan expense (3)	(45)	404	572	839
Restructuring costs (4)	—	—	—	(192)
Adjusted EBITDA	$80,297	$71,447	$232,522	$206,961

Table 3
(unaudited)

Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Effective Income Tax Rate
(Dollars in thousands)

	Three Months Ended September 30,
	2026	Effective Tax Rate	2025	Effective Tax Rate
GAAP Income Tax Expense	$13,316	22.2%	$11,755	22.6%
Impact of ASU 2016-09 (6)	260		21
Adjusted Income Tax Expense	$13,576	22.6%	$11,776	22.6%

	Nine Months Ended September 30,
	2026	Effective Tax Rate	2025	Effective Tax Rate
GAAP Income Tax Expense	$38,719	22.7%	$33,375	22.4%
Impact of ASU 2016-09 (6)	1,550		894
Adjusted Income Tax Expense	$40,269	23.6%	$34,269	23.0%

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Balchem Corporation (NASDAQ:BCPC)

Table 4
(unaudited)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net cash provided by operating activities	$69,772	$65,572	$156,544	$149,281
Capital expenditures and proceeds from the sale of assets	(11,863)	(14,891)	(28,559)	(26,866)
Free cash flow	$57,909	$50,681	$127,985	$122,415

(1) Amortization of intangible assets and finance leases: Amortization of intangible assets and finance leases consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, capitalized loan issuance costs, other intangibles acquired primarily in connection with business combinations, and finance leases. We record expense relating to the amortization of these intangibles and finance leases in our GAAP financial statements. Amortization expenses for our intangible assets and finance leases are inconsistent in amount and are significantly impacted by the timing and valuation of acquisitions. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

(2) Transaction and integration costs: Transaction and integration costs related to acquisitions and divestitures are expensed in our GAAP financial statements. Management excludes these items for the purposes of calculating adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with transactions that are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(3) Nonqualified deferred compensation plan (income) expense: Gains and losses on rabbi trust assets related to our nonqualified deferred compensation plan are recorded in other (income) expense while the offsetting increases or decreases to the deferred compensation liability are recorded within earnings from operations. The increases and decreases in the deferred compensation liability are driven by market volatility and are not a true reflection of company performance. We believe excluding these amounts from our non-GAAP financial measures is useful to investors because these items are inconsistent in amount based on market conditions causing comparison of current and historical financial results to be difficult.

(4) Restructuring costs: Restructuring costs related to a reorganization of the business are recorded in our GAAP financial statements. Management excludes these items for the purposes of calculating adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these items are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(5) Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. See Table 3 for the calculation of our non-GAAP effective tax rate.

(6) Impact of ASU 2016-09: The primary impact of ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting" ("ASU 2016-09"), was the recognition during the three and nine months ended September 30, 2026 and 2025, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities. Management excludes this item for the purpose of calculating adjusted Income Tax Expense. We believe that excluding the item in our non-GAAP financial measures is useful to investors because it is inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

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